Exhibit 10.20

COLLATERAL ASSIGNMENT

COLLATERAL ASSIGNMENT, dated as of February 28, 2001 (this “Agreement”), by and between Reliant Pharmaceuticals, LLC, a Delaware limited liability company (“Secured Party”), and Keith Rotenberg (“Assignor”).

W I T N E S S E T H:

WHEREAS, pursuant to the terms of that certain Secured Promissory Note, dated the date hereof (the “Note”), made by Assignor in favor of Secured Party, Secured Party has agreed to loan funds to Assignor in accordance with the terms of said Note; and

WHEREAS, as a condition to Secured Party’s loaning funds to Assignor under the Note, Assignor has agreed to collaterally assign and grant to Secured Party a security interest in and to the Collateral (as defined below) upon the terms and conditions set forth herein to secure Assignor’s obligations to Secured Party under the Note.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, and of other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereby represent, warrant and agree as follows:

1. Collateral Assignment; Grant of Security Interest. As collateral security for the full and timely payment, performance and observance of all obligations of the Assignor to Secured Party under the Note, Assignor hereby collaterally assigns and grants to Secured Party a first priority security interest in and to the following:

(a) all ownership and equity interests and rights to acquire ownership and equity interests (including restricted units) in Reliant Pharmaceuticals, LLC (and its successors, the “Company”) now owned or hereafter acquired by Assignor, including, without limitation, Assignor’s Membership Interest and Capital Account (each as defined in the Company’s Limited Liability Company Operating Agreement dated as of July 6, 2000, as the same may be amended, restated, modified or supplemented from time to time, the “Operating Agreement”) in the Company (collectively, the “Assigned Interests”), and all proceeds, securities, distributions, rights and other property at any time or from time to time received, receivable or otherwise distributed to Assignor in respect of or in exchange for the Assigned Interests; and

(b) all other property hereafter delivered to Assignor in substitution for or in addition to any of the foregoing, all proceeds, securities, distributions, rights and other property at any time received, receivable or otherwise distributed in respect of or in exchange for any or all thereof, including, without limitation, any interests of Assignor hereafter acquired in any subsidiaries or affiliates of the Company.

The Assigned Interests and the items and proceeds received in respect thereof or in exchange therefor shall be collectively referred to as the “Collateral”.

2. Deliveries; Further Assurances. Assignor further agrees to execute and deliver to Secured Party such Uniform Commercial Code (“UCC”) financing statements and other documents and instruments and to take such further actions as may be reasonably necessary or appropriate in the opinion of Secured Party in order to perfect and maintain the collateral assignment and first priority security interest granted hereby. In furtherance thereof, Assignor agrees that the provisions of this paragraph shall constitute a security agreement and hereby authorizes Secured Party to file any such UCC financing statements on behalf of Assignor, and to execute and file any and all continuation statements or amendments thereto as the Secured Party shall determine to be in the best interests of Secured Party. Assignor agrees that a carbon, photographic or other reproduction of this Agreement or any such UCC financing statement is sufficient for filing as a financing statement by Secured Party. Secured Party shall provide Assignor of a copy of any such filing.

3. Voting Power; Distributions. So long as there shall exist no condition, event or act which constitutes, or with notice or lapse of time (following the expiration of any permitted cure period) or both, would constitute, an Event of Default (as defined herein), Assignor shall be entitled to (a) exercise any and all voting rights with respect to the Assigned Interests and, (b) subject to the terms of the Note, receive and retain for Assignor’s own account any and all distributions made with respect to the Assigned Interests which Assignor is otherwise entitled to receive; provided, however, that any and all liquidating distributions, distributions in property, returns on or in respect of the Assigned Interests, whether resulting from a subdivision, combination or reclassification of any of the Assigned Interests or received in exchange for any of the Assigned Interests, or as a result of any merger, consolidation, acquisition or other exchange affecting any of the Assigned Interests, and any and all cash and other property received in exchange for any Collateral shall be and become part of the Collateral pledged hereunder and, if received by Assignor, shall forthwith be delivered to Secured Party (accompanied, if appropriate, by proper instruments of assignment and/or transfer powers executed by Assignor in accordance with Secured Party’s instructions) to be held subject to the terms of this Agreement.

4. Representations and Warranties of Assignor. Assignor hereby makes the following representations and warranties to Secured Party, which representations and warranties shall survive the execution and delivery of this Agreement:

(a) Assignor has good title to all of the Assigned Interests, free and clear of all liens, charges, claims and encumbrances whatsoever, other than any lien or security interest created or granted hereunder;

(b) Assignor has not taken and shall not take or permit to be taken any action, to the extent such action is within Assignor’s control, which would unreasonably impair the value of the Collateral or of any part thereof or the security intended to be afforded by this Agreement;

(c) except as provided in the Exercise Notice and Restricted Unit Agreement between Assignor and the Company, there are no commitments, options, contracts or other arrangements under which Assignor is or may become obligated to sell, pledge, encumber, transfer, assign, hypothecate, or otherwise dispose of all or any portion of the Assigned Interests; and

(d) there are no restrictions on the transfer of the Assigned Interests, other than (i) as are created by this Agreement, (ii) as may exist under applicable law and (iii) pursuant to the Exercise Notice, Restricted Unit Agreement between Assignor and the Company and the Operating Agreement.

5. Additional Covenants of Assignor. Assignor hereby covenants to Secured Party that prior to the discharge and cancellation of the Note:

(a) Assignor will deliver to Secured Party from time to time upon request of Secured Party such documents of assignment and transfer with respect to the Collateral, in form and substance satisfactory to Secured Party, as Secured Party may reasonably request; and

(b) Assignor will not assign, sell or otherwise transfer, further pledge, hypothecate or dispose of all or any portion of the Assigned Interests, except with the prior written consent of Secured Party.

6. Default.

(a) Under the terms of this Agreement, an “Event of Default” shall be deemed to have occurred if a default or event of default has occurred and is continuing under the Note.

(b) Upon the occurrence of an Event of Default, Secured Party shall have, and may exercise, all rights and remedies of a secured party under the Uniform Commercial Code as enacted in the State of New Jersey and/or any other applicable jurisdiction. In addition thereto, Secured Party may, to the extent permitted by law, sell the Collateral, or any part thereof, which is in the proper possession of Secured Party at any public or private sale for cash or upon credit, as Secured Party shall deem appropriate, and may purchase all or any part of such Collateral at such public or private sale. Secured Party shall use its reasonable efforts to obtain the maximum available price for the Collateral pursuant to any such sale. Secured Party shall give Assignor at least ten (10) days’ written notice of the intention of Secured Party to make any such sale and such notice, in case of public sale, shall state the time and place fixed for such sale. Any public sale shall be held at such time or times within ordinary business hours and at such place or places as Secured Party may fix in the notice of such sale. At any such public or private sale, the Collateral, or the part thereof to be sold, may be sold in one lot as an entirety or in separate parcels, as Secured Party may (in its sole discretion) determine. After deduction for the costs incurred by Secured Party in connection with the sale of the Collateral, including reasonable legal fees and expenses, the net proceeds received from such sale shall be applied by Secured Party toward the payment of the Obligations (as defined in the Note).

(c) With respect to the actions described in Section 6(b) above, Assignor hereby irrevocably constitutes and appoints Secured Party as Assignor’s proxy and attorney-in-fact with full power of substitution and acknowledges that the constitution and appointment of such proxy and attorney-in-fact are coupled with an interest and are irrevocable.

(d) Assignor agrees to do such further acts and things, and to execute and deliver such additional conveyances, assignments, agreements and instruments, as Secured Party may reasonably request, in connection with the administration or enforcement of this Agreement.

7. Term of Collateral Assignment; Redelivery of Assigned Interests. The Collateral shall remain collaterally assigned until full cancellation and discharge of the Note. Upon the full cancellation and discharge of the Note, Secured Party shall deliver to Assignor all documents evidencing the collateral assignment and security interest created hereunder and the collateral assignment of the Collateral and the security interest granted to Secured Party therein shall thereupon terminate.

8. Notices and Other Communications. Every notice or other communication required or desired to be given hereunder shall be in writing and shall be delivered either by personal delivery, telegram, a nationally recognized courier service, postage-prepaid certified or registered mail, return receipt requested, or facsimile transmission with acknowledgment of receipt, addressed to the party to whom intended at the following address:

(a)	if to Assignor:	To the address set forth in the Note

(b)	if to Secured Party:	Reliant Pharmaceuticals, LLC
721 Route 202/206 South
Mack/Cali Building, 1st Floor
Bridgewater, New Jersey 08807
Attention: Chief Financial Officer
Telecopy No.: 908/526-5521

or at such other address as the intended recipient previously shall have designated by written notice. Notice by courier or certified or registered mail shall be effective on the date it is officially recorded as delivered to the intended recipient by return receipt or or similar acknowledgement, or the date of attempted delivery where delivery is refused by the intended recipient. All notices and communications delivered in person shall be deemed to have been delivered to and received by the addressee, and shall be effective, on the date of personal delivery. Any notice transmitted by telegram or facsimile transmission shall be deemed to have been delivered to and received by the addressee, and shall be effective, on the date said notice is delivered to the telegram company for transmission or received by the recipient, respectively.

9. Assignment. Neither this Agreement nor the rights and duties of Assignor hereunder may be assigned by Assignor without the prior written consent of the Secured Party.

10. Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

11. Severability. If any provision of this Agreement is prohibited by or unenforceable under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

12. Headings. The descriptive headings of the sections of this Agreement are inserted for convenience of reference only and shall not control or affect the meaning or construction of any provisions hereof.

13. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New Jersey without regard to the conflict of laws principles thereof.

14. Pronouns. As used herein, all pronouns shall include the masculine, feminine, neuter, singular and plural wherever the context and facts require such construction.

15. Jurisdiction; Service of Process; Waiver of Jury Trial. Assignor hereby submits to the nonexclusive jurisdiction of the United States Federal and State of New Jersey courts for all purposes of or in connection with this Agreement; provided that nothing in this Agreement shall affect Secured Party’s right to bring any action or proceeding against Assignor or Assignor’s property in the courts of any other jurisdiction. Assignor hereby consents to process being served in any suit, action or proceeding of the nature referred to above either (a) by the mailing of a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to its address shown below its signature hereto or (b) by serving a copy thereof upon Assignor’s authorized agent for service of process (to the extent permitted by applicable law, regardless whether the appointment of such agent for service of process for any reason shall prove to be ineffective or such agent for service of process shall accept or acknowledge such service); provided that, to the extent lawful and practicable, written notice of said service upon said agent shall be mailed by registered or certified mail, postage prepaid, return receipt requested, to Assignor at Assignor’s address shown below its signature hereto. Assignor agrees that such service, to the fullest extent permitted by law, (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall be taken and held to be valid personal service upon and personal delivery to Assignor. Nothing herein shall affect Secured Party’s right to serve process in any other manner permitted by law, or limit Secured Party’s right to bring proceedings against Assignor in the courts of any other jurisdiction.

ASSIGNOR HEREBY IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING (I) TO ENFORCE OR DEFEND ANY RIGHTS UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH, OR (II) ARISING FROM ANY DISPUTE OR CONTROVERSY IN CONNECTION WITH OR RELATED TO THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

ASSIGNOR:

Keith Rotenberg

SECURED PARTY:

RELIANT PHARMACEUTICALS, LLC

By:
Name:
Title:

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